UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)         June 1, 2020

LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)
Nevada
(State or other jurisdiction of incorporation)
001-32373		27-0099920
(Commission File Number)		(IRS Employer Identification No.)

3355 Las Vegas Boulevard South
Las Vegas,	Nevada	89109
(Address of principal executive offices)		(Zip Code)
(702) 414-1000
(Registrant's Telephone Number, Including Area Code)

NOT APPLICABLE
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.001 par value)	LVS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.			☐

ITEM 2.02.	Results of Operations and Financial Condition.
On June 1, 2020, Sands China Ltd., a majority owned subsidiary of Las Vegas Sands Corp. ("SCL"), distributed certain information to fixed income investors. The information contained in Item 7.01 below is incorporated herein by reference.

ITEM 7.01.	Regulation FD Disclosure.

SCL First Quarter 2020 Financial Highlights

The Macao government has announced publicly that total visitation from mainland China to Macao decreased by 14.9% in January 2020 (with an 83.3% decrease in visitation over the first seven days of Chinese New Year), 97.2% in February 2020 and 96.3% in March 2020 as compared to the same periods in 2019. It has also announced that monthly gross gaming revenue decreased by 11.3%, 87.8% and 79.7% in January, February and March 2020, respectively, as compared to the same periods in 2019.

The disruptions arising from the COVID-19 Pandemic had a significant adverse impact on SCL's financial condition and operations during the three months ended March 31, 2020. Net revenues for the three months ended March 31, 2020, totaled $808 million compared to $2.33 billion for the three months ended March 31, 2019, representing a decrease of 65.3%. SCL recorded an operating loss of $133 million and a net loss of $166 million in the first quarter of 2020, as compared to operating income of $624 million and net income of $557 million in the same period in the prior year. Adjusted property EBITDA totaled $67 million in the quarter ended March 31, 2020, as compared to $858 million in the same period in the prior year. As of March 31, 2020, SCL had $814 million of total cash and cash equivalents and $2.0 billion of available borrowing capacity under its revolving unsecured credit facility (the "2018 SCL Revolving Facility").

Current Impact of COVID-19 Pandemic on SCL's Liquidity and Financial Highlights

The Macao government announced publicly that monthly gross gaming revenue and total visitation from mainland China decreased by 96.8% and 99.6%, respectively, in April 2020, as compared to the same period in 2019. SCL net revenues totaled $9 million in April 2020, compared to $700 million in April 2019, representing a decrease of 98.7%. SCL recorded an operating loss of $164 million and a net loss of $180 million in April 2020, as compared to operating income of $166 million and net income of $148 million in the same period in the prior year. Due to the continuing impact of the COVID-19 Pandemic, SCL's financial performance in April 2020 reflects a daily adjusted property EBITDA loss of approximately $3.5 million for an aggregate adjusted property EBITDA loss of approximately $105 million in April 2020, compared to a daily adjusted property EBITDA of approximately $8 million in April 2019 for an aggregate adjusted property EBITDA of approximately $239 million in April 2019. Based on the preliminary information available, net revenues, operating loss, net loss and adjusted property EBITDA loss in May 2020 were not materially different relative to net revenues, operating loss, net loss and adjusted property EBITDA loss, respectively, in April 2020. SCL borrowed an aggregate amount of $404 million under the 2018 SCL Revolving Facility during April and May 2020.

In the current operating environment resulting from the impact of the COVID-19 Pandemic, SCL estimates a monthly run-rate of operating costs of approximately $110 million, development and maintenance capital expenditures of approximately$65 million and approximately $25 million for interest expense. SCL has taken various mitigating measures to manage through the current environment, including a cost reduction program to minimize cash outflow of non-essential items. On April 17, 2020, SCL announced that its Board of Directors resolved not to recommend the payment of a final dividend in respect of the year ended December 31, 2019.

SCL believes it has a strong balance sheet and sufficient liquidity in place to fund its operations for 12 months in the current operating environment. As of May 29, 2020, SCL had total liquidity of $2.41 billion, consisting of $801 million of total cash and cash equivalents and $1.61 billion of available borrowing capacity under the 2018 SCL Revolving Facility. SCL believes it will be able to support its continuing operations, complete the major construction projects that are underway, and respond to the current COVID-19 Pandemic challenges.

The duration and intensity of this global health emergency and related disruptions are uncertain. Given the dynamic nature of these circumstances, the impact on SCL's consolidated results of operations, cash flows and financial condition in 2020 will be material. SCL cannot reasonably estimate the impact at this time. It is unknown when the COVID-19 Pandemic will end, when or how quickly the current travel restrictions will be modified or cease to be necessary and the resulting impact on the willingness of SCL's customers to spend on travel and entertainment.

Reconciliation of Non-GAAP Financial Measures

The following is a reconciliation of profit or loss attributable to equity holders of SCL to adjusted property EBITDA:

	Three Months Ended		One Month Ended
	March 31,		April 30,
	2020	2019	2020	2019
	(In millions)
	(Unaudited)
Profit (loss) attributable to equity holders of SCL	$(166)	$557	$(180)	$148
Add (deduct):
Income tax benefit	(1)	(3)	—	—
Interest expense, net of amounts capitalized	58	71	19	24
Interest income	(7)	(10)	—	(3)
Loss on disposal of property and equipment, investment properties and intangible assets	3	3	—	—
Net foreign exchange losses (gains)	(17)	9	(3)	(3)
Depreciation and amortization	170	191	56	59
Pre-opening expense	3	3	—	2
Corporate expense	21	34	2	11
Share-based compensation, net of amounts capitalized	3	3	1	1
Adjusted property EBITDA (1)	$67	$858	$(105)	$239
__________________
(1)  Adjusted property EBITDA, which is a non-GAAP financial measure, is profit or loss attributable to equity holders of the SCL before share-based compensation, corporate expense, pre-opening expense, depreciation and amortization, net foreign exchange gains or losses, impairment loss on property and equipment, gain or loss on disposal of property and equipment, investment properties and intangible assets, interest, gain or loss on modification or early retirement of debt and income tax benefit or expense. Adjusted property EBITDA is a supplemental non-GAAP financial measure used by management. SCL presents non-GAAP financial measures so that investors have the same financial data that management uses in evaluating financial performance with the belief that it will assist the investment community in assessing the underlying financial performance of SCL on a year-over-year and a quarter sequential basis. In particular, management utilizes adjusted property EBITDA to compare the operating profitability of its operations with those of its competitors, as well as a basis for determining certain incentive compensation. Integrated resort companies have historically reported adjusted property EBITDA as a supplemental performance measure to GAAP financial measures. In order to view the operations of their properties on a more stand-alone basis, integrated resort companies, including SCL, have historically excluded certain expenses that do not relate to the management of specific properties, such as pre-opening expense and corporate expense, from their adjusted property EBITDA calculations. Adjusted property EBITDA should not be interpreted as an alternative to profit or operating profit (as an indicator of operating performance) or to cash flows from operations (as a measure of liquidity), in each case, as determined in accordance with GAAP. SCL has significant uses of cash flow, including capital expenditures, dividend payments, interest payments, debt principal repayments and income taxes, which are not reflected in adjusted property EBITDA. Not all companies calculate adjusted property EBITDA in the same manner. As a result, adjusted property EBITDA as presented by SCL may not be directly comparable to similarly titled measures presented by other companies.

The information furnished under Item 2.02 and Item 7.01 in this Form 8-K shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section and shall not be deemed incorporated by reference in any filing made by Las Vegas Sands Corp. under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except as set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: June 1, 2020

LAS VEGAS SANDS CORP.
By:	/S/ D. ZACHARY HUDSON
Name: D. Zachary Hudson Title: Executive Vice President, Global General Counsel and Secretary